EXHIBIT 99.2
IDEX CORP.
Moderator: Heath Mitts
April 22, 2008
9:30 a.m. CT

Operator:	Good morning. My name is Brooke and I’ll be your conference operator today. At this time, I would like to welcome everyone to the IDEX Corporation’s First Quarter 2008 Earnings Conference Call. All lines have been placed on mute to prevent any background noise. After the speakers remarks there will be a question and answer session. If you would like to ask a question during this time, simply press star then the number one on your telephone keypad. If you have already done so, please press the pound sign now then press star one to ensure your question is registered. Thank you.

I would now like to turn the call over to Heath Mitts, Vice President of Finance. Thank you, Mr. Mitts. You may begin your conference.

Heath Mitts:	Thank you, Brooke. Good morning and thank you for joining us for our discussion of the IDEX First Quarter 2008 financial results. Yesterday evening, we issued a press release outlining our Company’s financial and operating performance for the three-month period ending March 31st, 2008. The press release along with presentation slides to be used during today’s Webcast can be accessed on our Company Web site at www.idexcorp.com.

Joining me today from IDEX management are Larry Kingsley, Chairman and CEO and Dom Romeo, Vice President and Chief Financial Officer.

The format for our call today is as follows.

First, Larry will update you on our overall performance for the quarter across our Company and the four business segments. Dom will then take you through our financial results for the quarter and Larry will wrap up with the outlook for 2008 and the second quarter. Following our prepared remarks, we’ll then open the call for your questions.

If you should need to exit the call for any reason, you may access a complete replay beginning approximately two hours after the call concludes by dialing the toll-free number 800-642-1687 and entering conference ID 38180500 or simply log onto our company home page for the Webcast replay.

As we begin a brief reminder. This call may contain certain forward-looking statements that are subject to the Safe Harbor language in today’s press release and in IDEX’s filings with the Securities and Exchange Commission.
With that, I’ll now turn the call over to our Chairman and CEO, Larry Kingsley. Larry?

Larry Kingsley:	Thanks, Heath. Good morning, everyone. I’ll provide a quick summary first of our operating performance for the quarter. The quarters were up 12 percent. Sales were up 12 percent. Operating income was up 11 percent. EPS is up 11 percent to $0.50 and free cash flow is up to 22.1 million which is an 84 percent increase over last year. Our business units performed well and our new acquisitions are contributing to our growth profitability prove our expectations so overall performance for Q1 of ‘08 was solid.

If you look at slide six, we viewed this slide in previous quarters to summarize our current view of the markets, those that we serve our position in them and also to summarize our plans for expansion. In short, our current view is relatively unchanged.

The summary is one. As we’ve said, we’re continuing to realize excellent growth in the markets that we’ve targeted and particularly those where we have acquired better organic growth capability.

Two. Our diversified end-market exposure in the international content are serving us quite well; and three, a couple of our domestic end-markets will experience slower growth as we’ve previously discussed and that’s particularly the U.S. fire suppression market.

All in, we anticipate strong organic growth in almost all of our industrial businesses and from our core health and science segments. Innovation and global sales investment will continue to drive new organic growth. At the same time, we’ve experienced some slowing. We’ve gotten ahead of it and we’ve taken appropriate action.

I’ll now further detail our end-markets used as I walk through the Q1 ‘08 performance and outlook by segment.

I’ll begin with Fluid and Metering. Now the next slide, slide seven. Total metering grow a total of 25 percent in the first quarter with organic growth of five percent. Operating margin was 20 percent and we continue to have a very positive outlook for the fluid metering and markets.

The energy segments are very strong. Our water segments are doing just great. Agriculture, food most of the pharma and most of the chemical process product lines are all forecasted to stay strong. As a matter of fact, those segments more specifically the refined fuels and gases and that’s both the fossils and alternative fuels. Primary chemical or petro-chem, water and waste water, agi, food, pharma now make up over 75 percent of the segment.

ADS, the business we acquired in January is doing very well. We have a solid order backlog which is driven by principally EPA regulations which are associated with waste water flow monitoring and the required infrastructure repairs.

From a new technology perspective, we’ve made significant progress with our initiatives both domestically and globally. We’ve introduced a new turbine meter, building on our Faure Herman family. This new meter is designed to work in crude oil applications to counteract the performance impact that drag reducing agents that are in the crude have on flow measurement control. Our hydraulic diaphragm pumps that we introduced in China feature expanded flow and pressure capabilities enabling us to expand our mechanical diaphragm offering with the highest flow range in the industry to support key applications in power generation and water treatment in those emerging markets.

Our universal mag drive pump family to seal this pump is being applied in a broad range of applications, but particularly in situations where it’s critical to prevent emissions of hazardous material from what is being processed. In February, we introduced a new series of (seal this product) that enabled drop-in replacements for existing pumps which enables the users to convert their systems without re-piping or changing the drive equipment.

Our new food grade pumps enable global expansion in the sanitary end-markets, specifically within emerging markets. We have solidified our position as a key supplier of positive displacement pumps in this segment. In Q1, we introduced a high viscosity upstream juice pulp processing solution which enables our customers to reduce process time and produce loss.

Turn now to slide eight. Our health and science core markets are performing well. Total growth was four percent for the quarter that was driven by strong growth in the core equipment markets of analytical instrumentation, in vitro diagnostics, biotech, reinvesting in our highly engineered applied technologies to serve those segments. Operating margin for the group was 18 percent. Our strategy to further integrate the components of the fluid pass to take advantage of our proprietary pump valve and filtering capability is yielding great results for our customers and facilitating solid growth prospects.

Our new Integrated Solutions Group within the Health and Science segment allows customers to focus their resources on their core technology to bring new instrument designs to market faster while also developing fair enhanced workload software products thereby enabling our customers the ability to achieve faster turn times on their new product platforms.

In particular, in the in vitro diagnostics space there’s an opportunity to improve the performance and minimize the downtime of the diagnostics equipment as they adopt our integrated fluid systems. So while we continue to anticipate strong core market growth, we also believe that we could increase our machine content. That is the fluid pass that we provide to our customers at the same time provide better user features.

In dispensing on slide nine, we achieved four percent total growth for Q1 ‘08 and operating margin was over 22 percent. Our focus in dispensing continues to be integrating new technology that improves our machine capability to enable the most accurate and repeatable point of view fluid dispenser.

Our core markets continue to be the Paints and Coating segment, but we’re also continually evaluating other point of sale dispensing applications. We are projecting solid global performance for dispensing for ‘08 based on the following which are the primary dispensing growth drivers.

New country markets are increasing interested in architectural paint. We received first time orders from Russia, Romania, Turkey, Poland and Slovenia so far this year. The Latin American markets are continuing to adopt automated dispensing technology as well. As a matter of fact, the conversion from the manual dispensers to what we manufacture the automatics is our primary product line all over the world continues.

In the U.S. retail segment, as you know we continue to anticipate project driven demand as the various retailers commit to store upgrades, the replacement programs and they’re (inaudible).

So move now to Fire and Safety on slide 10. Total segment sales growth was flat in FSD while operating margin was strong and just under 26 percent. As you know, we provide highly engineered pumps, valves and control devices as well as full systems for fire suppression. We also manufacture a broad line of rescue equipment used in First Response as well as industrial applications. And lastly, we include our engineered band clamping business in this segment. The three, fire suppression, rescue equipment and band clamping each contribute roughly one-third of total sales to the segment. In the quarter, growth in both our rescue tools and band clamping business was offset by the decline of fire suppression.

For 2008, we expect continued negative sales performance for the fire suppression portion that’s that one-third of the segment driven principally by softer North American municipal demand. Rescue tools, the second piece of this segment will grow very nicely as we continue to drive innovation and grow internationally. We’re winning new projects from the developed countries and the new developing markets all over the world. In addition to the base business, we continue to expand in adjacent industrial space.

The third piece of the business, the band clamping business is performing very well. We continue to win new business based on our expanding product base of systems that address oil and gas exploration, rig and ship board applications, underwater pipeline installation and repair as well as other new infrastructure applications. So again, that’s the three businesses within the segment each contribute about a third of the segment sales. In total, we anticipate low single-digit organic growth for the segment driven by expansion in the band clamping business and rescue tools business that’s partially offset by the domestic fire suppression performance.

And with that, I’ll turn it over to Dom to run through the Q1 financials.

Dom Romeo:	Good morning, everyone and thanks Larry. I’m on slide 11, Order and Sales. First quarter orders of 402 million increase 12 percent from last year. Increases of 25 percent at FMT and seven percent within fire suppression were offset by lower orders within health and science and dispensing equipment. Sales increased 12 percent in total and that was eight percent from acquisition and four percent from currency.

By segment, organic growth was as follows:

FMT posted an increase of five percent in the first quarter.

Health and science was down two percent.

Dispensing was down six percent due to timing of orders.

And lastly, fire safety and diversified products was down four percent in Q1 and as Larry mentioned, increased revenue within both the band clamping and rescue tool businesses was offset by lower demand within fire suppression.

Overall, organic revenue growth was in line with our expectations for both FMT and HST was impacted by timing at dispensing and slightly below our expectations at FSB due to fire suppression.

Turning to page 12. Operating Margin. Reported operating margin of 18.3 percent was down by 20 basis points from last year driven by the impact of acquisitions and to a lesser extent foreign currency translation. EBITDA of 80.3 million was an all time high and that increased 13 percent compared to last year and expanded 20 basis points. We’ll walk through these components by segment in a few slides.

Turning to net income on page 13. Income from continuing operations was up more than 12 percent and EPS of $0.50 is 11 percent higher than last year and again that’s versus our guidance of $0.46 to $0.49. The first quarter effective tax rate was 34 percent and again full year ETR will be in that range of 34 to 35 percent. Currently, we’re using 35 percent for our estimates for the year.

Page 14. Fluid and Metering Technologies. As Larry mentioned, FMT continues to post solid financial results and it’s very well positioned. Orders were up 25 percent in the quarter. Sales also increased 25 percent. That was 17 percent from recent acquisitions and five percent organically. Operating income of over 34 million was a 15 percent increase from last year. Operating margin of 20 percent was down 180 basis points from Q1 of 2007. Excluding the impact of acquisition, operating margin was 21.7 percent or down about 10 basis points largely due to product mix within the segment.

Page 15. Health and Science Technologies. For the quarter, orders were up two percent. Sales were up four percent, but down two percent organically. And as we mentioned in the release, growth in core analytical instrumentation, IVD and biotech markets as well as the impact from acquisitions drove the growth in the segment. Operating income was up nine percent. Operating margin of 18 percent reflected an increase of 80 basis points compared to the prior year and that was driven primarily by favorable mix.

Turning next to dispensing, page 16. Orders in the quarter were down two percent. Sales increase four percent and organically were down six due mainly to timing. Margin of 22.5 percent was down 190 basis points compared to the prior year due to volume and currency.

Turning to page 17. Fire, Safety and Diversified Products. For the quarter, orders were up seven percent. Sales were flat and organic sales were down four percent and as Larry mentioned, growth in this segment is driven by global market expansion of our rescue tool business combined with new product innovation within our banded clamping business. For the quarter, this portion of the segment grew at double-digit rates and that was offset by a decline within fire suppression. Operating income of 15 percent versus last year and operating margin at 25.8 percent was up 360 basis points due primarily to favorable mix.

In summary as Larry mentioned, we’re off to a good start for the year. With that, I’ll turn the call back to Larry.

Larry Kingsley:	All right, thanks, Dom. Before we review our guidance for the year and for the second quarter, I’ll update you on our capital deployment strategy. We have an outstanding opportunity to deploy capital to increase shareholder value over our strategic planning horizon. That’s the three-year horizon. Conservatively, when you look at our cash flow generation and our balance sheet we have the capability to deploy over a billion dollars of capital over the next three years while still maintaining our investment grade rating obviously. At the same time given the short-term volatility in the market, we believe that a small share repurchase authorization enables us to optimize our capital position as well as our short and long term shareholder return. Again, this does not represent a changed capital deployment focus short acquisitions and obviously our business model or the funds – the organic needs of the business.

Our primary areas of focus for acquisitions are certainly the fluid and metering segments which is a large market opportunity for us to continue to grow in as well as the health and science targeted segments. We continue to build out our energy associated products scope. As you know, we’re also building on the recent ADS acquisition with a solid list of additional water and waste water measurement monitoring products as well as infrastructure service acquisition as the candidates.

Within HST, we also see nice opportunities within the core analytical and IVD markets as well as some of the other IDEX-like opportunities within the segment. So to be clear, the (signal) in our decision to move forward with a repurchase program is simple. Acquisitions are definitely priority one. However, we also think it’s prudent to have a modest buyback program in place.

Moving on now to the slide titled The 2008 Outlook and that’s slide 19. Based on the results and assumptions we just reviewed, we reaffirm our growth rate of 13 to 15 percent for the year. Organic growth is expected to be four to six percent. Acquisitions will contribute six percent and FX is assumed to contribute three percent. Based on that volume range we reaffirm our EPS estimate of $2.10 to $2.18 and while we do not want to set a precedent for communicating quarterly guidance, again given the volatility in the market now we believe it’s important that we communicate our short-term outlook.

For Q2 of ‘08, we anticipate total sales growth of 14 to 16 percent with organic growth in the Fluid and Metering and Dispensing segments that are both anticipated to be high single-digit organic rates. In HST, that’s Health and Science as well as Fire and Safety in the low single-digit organic range. We anticipate acquisitions will contribute seven percent and FX is assumed to add three percent. Based on this we estimate that second quarter EPS will be between $0.53 and $0.56 a share.

So, with that, we’ll go ahead and open the line for questions.

Operator:	At this time, I would like to remind everyone in order to ask a question, please press star then the number one on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster. Your first question comes from Mike Schneider.

Mike Schneider:	Good morning, everyone. I just wondered if we could start our Larry with the dispensing segment and the outlook for accelerating growth. Can you reconcile for us – it looks like orders and certainly organic growth were down in Q1. What is it that you know about the order book I guess in April really that gives you confidence you’re going to accelerate this business from negative organic growth to high single digit and I would even note against the double-digit comparison a year ago in Q2?

Larry Kingsley:	Sure Mike. Now let me run through it. I’ll start with the global view of the segment and we’ll talk more specifically about some of the elements within. As I mentioned in the prepared comments, we see that the foundation frankly for ongoing pretty solid base order rates globally is quite strong. We saw as I mentioned great new business opportunities materialize in the first quarter over in Europe. We see the evidence of some solid orders in the developing country markets around the world and some of that’s folks that are going to architectural paints for the first time and going right to automatic dispensers as part of that process. Others who have been in the broader color pallet and are going from manual dispensed processes to the automatic driven processes so that’s all good. There’s been some concern. Obviously, folks have raised questions in the last call with respect to domestic (inaudible) construction market and how that impacts the DIYs and the mass retailers for this year. Essentially, to make a long story short on the new store openings component to that equation, it’s come in pretty much as we had anticipated and no real change of expectation there for the current quarter or for the remainder of the year. New store openings among the larger retailers are definitely down but the replenishment programs continue and as we’ve mentioned in the last call, there are a number of machine replacement programs not just in the U.S. but globally as well, but particularly in the U.S. that we have included within our internal plans and are executing through the course of the year. We feel quite good frankly about this quarter based on line of sight disability to those programs and obviously for the remainder of the year we continue to work those programs and we obviously earn every one. The real issue with dispensing as we’ve indicated in the past is that it’s lumpy. It comes in the way of projects and while we definitely see a strong – you know short-term outlook for the quarter you know we continue to work to make sure that we earn every little piece of business on a go forward basis both all the global pieces as well as the domestic ones.

Mike Schneider:	And Larry – I’m sorry. In the second half – I’m sorry, the second quarter project shipments wouldn’t they have already hit the order book in Q1 or is it a case where they come in after the end of the quarter?

Larry Kingsley:	They would not Mike. You know it depends. In case of some of these programs they come in six weeks or so in advance, eight weeks in advance. In other cases they come in as a book and turn pretty rapid fire and that’s been the case for quite some time.

Mike Schneider:	OK

Larry Kingsley:	So anyway you know the long story short is obviously we’ve got – we think we’ve got the best technology. We’ve got the fantastic infrastructure in place. We’re very bullish about our global opportunities as well as our domestic opportunities and we don’t think that domestic retail issues as associated with (ready) construction or commercial construction are going adversely impact their cap ex thinking for this year.

Mike Schneider:	OK. Then just a quick one on HST. At what point do we lap or what quarter do we lap some of the programs that came to an end? Is it 2Q or 3Q?

Larry Kingsley:	It basically ramps down in 3Q Mike and you’ll see as we’ve been saying no change in view toward the end of the year that we’ve lapped those HST non-core OEM contracts that we’ve been talking about and (I’ll) come back to the comments that I made in the prepared remarks with respect to the core HST growth. We’re very pleased with our first quarter performance out of the target markets and we think it’s indicative of where we could on a go forward basis with some of the new products that we’ve introduced and some of the added machine content that we’ve realized as a function of that. This Integrated Systems Group that we formed within HST is doing a stellar job frankly winning new customers and working together with existing customers to help provide those integrated systems that we’re now adding more content for our customer (inaudible). So we feel pretty good frankly about the core HST performance and we will lap that OEM program activity by the time we enter Q4.

Mike Schneider:	OK. Thank you again.

Larry Kingsley:	You bet, Mike.

Operator:	Your next question comes from Wendy Caplan.

Wendy Caplan:	Hi. Can you – a strategic question. Have you and/or the board walked through Larry the exercise of whether you should be in the lower margin, lower demand maybe higher volatility fire suppression business?

Larry Kingsley:	Well first of all, good morning, Wendy. We – you know at the board level we talk about the portfolio at least twice if not three times a year as part of our overall strategic thinking process and discussion set and obviously by evidence of what you’ve seen us acquire over the last few years we have acquired very attractive businesses that are all in aggregate growing essentially per our white paper or acquisition pre-work assumptions. Where we have businesses that are low growth and low margin, certainly we would think opportunistically about what we might want to do with those long term or if we don’t think they’d become better performers so I wouldn’t comment with respect to specific businesses at this juncture. And one of the things if you look at the Fire and Safety Diversified Segment performance for the quarter, you know while volume was you know nothing close to what we would like obviously we did a beautiful job (mitigating) you know margin performance as a function of that volume decline by maintaining or improving our cost structure and as you remember we started to get at that in late Q3 headed into Q4 of last year. So I frankly think the teams doing a nice job and that’s inclusive of material, direct labor but also fixed costs working through a slower period here domestically for that fire suppression business. So higher level strategic answer Wendy is – of course we’re always looking to optimize the portfolio. The operational portion of the answer to the question is now we’re doing all the right things to act prudently in a lower growth environment for that domestic portion of the fire suppression business.

Wendy Caplan:	I guess Larry to follow on what I’m having trouble understanding is how much of the margin improvement in that segment was mix related versus you know sort of focus in terms of cost initiatives or whatever? Is there a way to tease that out of it?

Larry Kingsley:	It’s both. It is both. There was favorable mix that impacted margin for the segment as rescue tools does well and as you know it is. As Band-it does well. It continues to forecast good growth opportunities. Both of those are higher margin relative to fire suppression and I’m not going to break it down on a go forward basis, but that bodes well from the margin standpoint for the segment. At the same time, we’ve done a decent job with our cost position. We’ve offset any of the material adverse impact as a function of the associated commodities portion of the you know potential increase year-to-date and we’ve done a nice job mitigating as I said our labor both variable and fixed for fire suppression. Now the teams audit is the bottom line. We’re going to continue to perform. That segment will yield nice operating margins and frankly I think given the two components that will grow through the course of this year will at least offset the potential continued adverse impact associated with U.S. domestic – or excuse me, the U.S. fire suppression base.

Wendy Caplan:	OK. And just to hit dispensing one more time. I’m still – maybe I’m not listening carefully enough but I’m still not understanding why you think the timing issues – the projects is behind us and what happened to the smaller retailers that were mentioned as a significant problem in the last quarter?

Larry Kingsley:	Well no. The smaller retailer portion of the dispensing market has been essentially flat for going on a year now. So we didn’t anticipate in our internal plans that the small independent store operators were going to be in a cash position to acquire equipment to any great magnitude at all this year. Frankly, that’s played out. Back to the timing question. Order timing for dispensing has been an issue for as long as we’ve been in this business and it is a lumpy business. We feel very strong about our Q2 growth prospects for dispensing and as I mentioned for the remainder of the year, while we earn every single one of those projects along the way, frankly you know given our technology and you’ve heard us talk about our DBX technology which is obviously now starting to displace all other forms of pump technology embedded in that equipment around the world our chances of continuing to outpace the market we think are outstanding. So order timing is always been a lumpy issue and the book-to-bill time frame for dispensing has you know been anywhere between eight weeks on the long hand if you think about when we booked versus when we’ve shipped to as short as you know three weeks and I can tell you without getting into more customer specifics or order dynamics specifics that we feel quite good frankly about where dispensing is for the next couple of quarters.

Wendy Caplan:	OK. And finally, the capital deployment comments. The authorization program was pretty small you know. I worry that – I wonder why bother and I wonder whether I don’t think so but I just want to be – clarify that this doesn’t signal a lack of acquisition candidates or opportunities for you.

Larry Kingsley:	No. That’s a good point Wendy. We feel very good about our acquisition opportunity set and no changed positions strategically at all. Again, focus continues to be Fluid, Metering and Health Science and if you look at the number of properties that are available you know it’s still – it’s a good story and frankly our position to be able to acquire that much is outstanding. So nothing at all changes with respect to our prioritization of capital deployment. We haven’t had an authorized share repurchase program in place. This is really meant as a supplemental capital deployment strategic initiative for us and certainly the focus for us and what our shareholders anticipate is that our primary efforts are all round continuing to grow by way of acquisition.

Wendy Caplan:	Thanks very much Larry.

Larry Kingsley:	You bet, Wendy.

Operator:	Your next question comes from Matt Summerville.

Matt Summerville:	First on dispensing. Does that high single-digit organic growth forecast you have on slide 19, I just want to make sure does that exclude foreign currency?

Larry Kingsley:	It does, Matt.

Matt Summerville:	And then with respect to order activity in the four segments can you walk through what organic orders looked like during the quarter for each business?

Larry Kingsley:	Yes sure.

Dom Romeo:	Matt, it pretty much followed the sales growth. I think the Q1 dimension is FMT. It’s four to five percent. Actually, closer to five for the quarter after pretty high comps when we look at last year so they pretty much followed the sales organically that we disclosed earlier on the call.

Matt Summerville:	OK. And then with respect to HST, the instrument IVD and biotech site, can you talk a little bit more – in more detail about the performance of that portion of the business versus what you’ve saw in the industrial pneumatic side?

Larry Kingsley:	Yes sure, Matt. Basically again, and we get awful granular in the way we talk about all our businesses, but if you were to take that portion of HST organically, it’s very high single-digit performance.

Matt Summerville:	And then last question just on pricing. What have you seen in terms of price ‘08 versus ‘07 across the company?

Larry Kingsley:	Pretty consistent with where we have tracked. On a full-year basis it will be between a point and a half and two percent this year and that as you know pretty consistent with where we’ve been a couple of hundred basis points plus or minus over the last few years. Now while we’re talking about price, while we think that we’ve done an outstanding job mitigating material costs year-to-date given some of the volatility in commodities and metals pricing in particular, we’re also continuing to generate the capability to justify our price. So frankly, on a year-to-date basis, there’s been a lot of concern out there that I’ve heard with respect to cooper in particular but some of the steels and anything that’s energy intensive including pig iron given in that case more demand than energy intensity. But those are all well within control. We’ve done an outstanding job. The inputs mitigation program and we’ve not frankly had to in any way use price to offset that. So I think – you know as we go through the course of a year obviously dependent upon what happens with the various commodities that are bigger inputs for us, price will be a positive yield for us.

Matt Summerville:	Great. Thanks a lot Larry.

Larry Kingsley:	You bet, Matt.

Operator:	Your next question comes from Scott Graham.

Scott Graham:	Hi, Dom.

Dom Romeo:	Hi, Scott.

Scott Graham:	I just wanted to ask maybe two questions. One is sort of the overarching question about the organic sales I was thinking for the full year being four to six percent. Now we start off the year you know sort of at a flat type of number which is probably a couple of points below where you were thinking. Therefore, to me, it implies that you have – you feel better about certain businesses for the rest of the year. It sounds to me as if dispensing is one of those businesses that you feel about – better about for the rest of the year. Am I on the right track here?

Larry Kingsley:	You’re not far off, Scott. I would tell you first that we have internal plans that we feel very solid about first and foremost would include metering as the largest segment. Within Health and Sciences we just discussed core growth in the core markets. It’s shaping up very nicely. We see very strong evidence of a solid order book and dispensing per the comments that I made just a few minutes ago that if all continues, which we anticipate it will, will be a great story for the year and the fire and safety segment is a tale of again, its three sub-segments. Rescue tools is off to a nice start and our visibility there for continued particularly strong developing nation growth looks very, very good, but total rescue tools segment – sub segment growth I should say is looking very strong. Bandit is doing just outstanding so as we look at it – you know – it’s frankly starting to materialize almost exactly as we had anticipated given our internal plans. You look at the order rate for the first quarter and apply that sequentially as we move into the second quarter and we think we’ve got a pretty good indication of the back half of the year with a bottom build of our business forecast. It translates nicely into that mid-single digit organic expectations that we’ve talked about on a full year basis.

Larry Kingsley:	Yes, Scott, maybe a bit more mechanical as well and clearly we do expect acceleration on organic growth at FMT for all the reasons Larry described, but also the (cops) as you look at both HST for the contracts that we are getting out of it also within fire suppression if you think about coming off of the mission standards that we’re part of the first half of last year growth rates, the (cops) get easier as well in the second half so it’s also a combination of those more tactical items that give us a high degree of confidence in our full year organic growth estimates and our second quarter specifically for FMT.

Scott Graham:	OK, so a fair amount of this confidence is really just I think the passage of time. You guys are kind of short cycle in some of your areas as the years progress, you have better line of sight, fair enough?

Larry Kingsley:	Yes, I think we’ve got great line of sights, Scott, and it’s also all the things that we’ve got underway with innovation as well, which is a lot more than just the passage of time. There’s a lot of detail behind what’s going on in the growth side of the companies as well.

Scott Graham:	OK, all right. Could you, Larry, you alluded to your initial comment that the areas where you are seeing weakness, you’ve gotten now ahead of that. Can you talk about that a little bit more?

Larry Kingsley:	Basically it comes down to actions that we took beginning late Q3 through Q4 and continued through Q1, principally around labor costs. Obviously, we have done a beautiful job within our operating model leveraging productivity inclusive of variable and fixed costs on the positive side. I think what we’ve also now proven to ourselves just that the same capability applies and if we have isolated areas of softness we know how we can cross mitigate and we have.

I think the bottom line, Scott is I’m not going to get more specific in terms of businesses and sites and things of the sort, but it’s a pay as you go approach that we’ve taken that’s allowed us to maintain a very strong cost position where we’ve seen isolated areas of softness and that’s obviously what hopefully good business leaders are doing.

Scott Graham:	OK, that’s helpful.

My last question is really the one that I ask all the time, Larry. Are you comfortable with taking another 20 million of costs out this year overall?

Larry Kingsley:	Very, very comfortable.

Scott Graham:	Is that inclusive of those actions or exclusive of those actions?

Larry Kingsley:	Thanks.

Operator:	Your next question comes from Ned Armstrong.

Ned Armstrong:	Thank you. Good morning.

Larry Kingsley:	Hi, Ned.

Ned Armstrong:	Can you talk a little bit in the health segment about the pneumatic. Yes, you had alluded in the press release to it being the weaker as it has been for awhile now and what you’re doing there to make the business better specifically on both the revenue generation side and the cost side?

Larry Kingsley:	Sure, Ned. The – again, let’s go back up to the portfolio first to make sure that we’re thinking strategically about where we place our resource bets. We have invested – reinvested very heavily in health and science in total, particularly focused on the three markets that we outlined, which are the analytical instrumentation, the in vitro diagnostics equipment and the various biotech applications. We think that on the combination of growth out of those sub-segments plus the fact that we can offer very nice (paralevel) system solutions that we could grow here better than anywhere else within health and science so the overall – you know – R&D, marketing, the new product initiative focus is on the highest growth components of the business.

At the same time, we’re doing a nice job winning new business opportunities within the segment that you – the sub segment there you called out – the pneumatics product line then health and science and it’s a very profitable business. It’s done extremely well. Our sales teams are continuing to go after with higher growth within that sub segment relative opportunities and what those entail are things like the lab equipment, the dental equipment, places where the so called clean and quite air applications are globally. I think for the remainder of the year without quantifying it here what we’ll see is great international growth out of the business, offset again by slower domestic performance so we definitely are taking at a higher level, the right reinvestment approach for helping science into the highest growth and what we think our future best opportunities that customers for us and within that sub segment, we’re also reinvesting as well.

Sorry, Ned.

Ned Armstrong:	Within the sub-segment of the pneumatics, are there still opportunities for significant cost reductions or is the larger part of that effort been accomplished already?

Larry Kingsley:	There’s costs, opportunities for us in all of our businesses and – you know – as you know, that’s the model just for the last question. We’ll see incremental savings across the company this year that will be just a pure productivity basis better than what we’ve even achieved. I’m very confident of that. I mean that same methodology applies within the pneumatic segment so there is certainly good cost and productivity opportunities within the business there.

Ned Armstrong:	OK, and then moving quickly to the fluid business. You had mentioned some of the areas where you mentioned some of the areas where you saw growth opportunities being energy and water and most of your technology is positive displacement but there’s room for centrifugal pumping technology in both energy and water applications. Is that something you’ve been thinking about or do you want to stick more with your core technology?

Larry Kingsley:	We don’t really look at it as a function of TD technology versus other technologies. We look at it more from the standpoint of where are the more application intensive solutions? Where can we bring the bear more of our technical expertise? Some cases, centrifugal products entail some of that and we do have centrifugal product that we apply and energy and chemical and water, but generally speaking, we like the higher tech, the higher application intensity products and those tend to be ones that are more (pedia) nature so we always look on an acquisition scouting basis at a variety of technologies. Some that wouldn’t be typical TD technologies.

Organically, we’re focused more on those that continue the kinds of IDEX intro products for great niche markets like applications and those do tend to be more (PD). But, to give you an example where we’ve evolved even beyond traditional PD, you know you’re familiar with what we’ve done with organically going after new turban flow meter technologies and we talked about on this call about one that’s specifically designed for new crude applications.

At the same time, we’ve gone, as you know, with the acquisition of Faure Herman now into Ultrasonic measurement capability, which is – you know – if you think about it from a technology and was inherent to the product to step further forward. So, generally speaking that we’re interested in those that are higher tech end products and those that have a lot more application content to them. At the same time in the targeted space where there are centrifugal opportunities that fit that criteria, we would selectively look at it.

Ned Armstrong:	OK, good. Thank you.

Larry Kingsley:	Thank you, Ned.

Operator:	Your next question comes from (Walt Liptack).

(Walt Liptak):	Hi, thanks, good morning, guys.

Larry Kingsley:	Hi, (Walt).

(Walt Liptak):	Dom, the first question is for you. You may have mentioned it and I just missed it, but I wondered about the organic orders by segment?

Dom Romeo:	As I mentioned, it pretty much followed the organic sales and FMT was five percent and the others followed the sales numbers that we talked about earlier.

(Walt Liptak):	OK, then – you know – just looking at the dispensing part of the business. Some of the comments that Larry made about – you know – the international opportunities – you know – or the big box store replenishment cycle. Have you – was there a backlog here that you’re shipping out of or was there a pick up in orders in the beginning of the second quarter?

Dom Romeo:	It’s more, (Walt), and grouped specifically around Q2 order activity translating to Q2 sales activity and not about business shipping out of backlog.

(Walt Liptak):	OK, so you saw orders dispensing pickup. Were they related to the international part of your commentary or the replenishment part?

Dom Romeo:	Both.

(Walt Liptak):	OK.

Dom Romeo:	... continue to see growth there. Back to your question though with respect to Latin America, Latin America depending on the country market has selectively been in architectural paints for several years, but most of it’s been in manual dispenses format and it’s not really been in the big boxes per se. It’s been in a large number of retail outlets. Some following that European business model if you remember where the paint company owns the store ...

(Walt Liptak):	Right, OK.

Dom Romeo:	... so that following the hardware store model that we’ve talked about which is either a coop or in independent who is selling paint and then also some of the more big box like opportunities set, but the numbers of outlets that exist frankly still in some the developing parts of the world that we see as architectural paint machine applications, particularly for the automatics going forward. We think an aggregate represents a pretty nice multiyear growth opportunity.

(Walt Liptak):	OK, good. I’m getting (inaudible). And then the last question I have is on the fire and safety part of the business. What’s pricing like – you know – for those products. You mentioned kind of across the board you’re getting price, but is there something specific going on with that fire truck pump market?

Dom Romeo:	Nothing that would fall outside of the norm for us. We’re saying for our new fire suppression equipment I think appropriate pricing is the way to characterize it. We’re very cost competitive with our integrated modules so many of the truck OEM’s are taking advantage of the full installed cost advantage they are getting there versus what they associate it as their internal make total cost so that’s continued to go extremely well. And on a component basis, I think there’s nothing really remarkable to call out.

(Walt Liptak):	OK, great. Thanks, guys.

Dom Romeo:	Thank you, (Walt).

Operator:	Your next question comes from (Ned Foreland).

(Ned Borland):	Hi, good morning, guys.

Dom Romeo:	Good morning, (Ned).

(Ned Borland:	Just one quick question on the guidance. Is there any assumption for the share repurchase program imbedded in the guidance range?

Larry Kingsley:	No.

(Ned Borland):	OK. All right. Then that’s all I have. Thanks.

Dom Romeo:	OK, thanks.

Operator:	Your next question comes from (John Franswrip).

(John Franzreb):	Good morning, guys.

I’m just trying to get a better understanding what’s going on in files crashing. Could you talk a little bit about what kind of order degradation you are thinking about this year and maybe elaborate how much of that is North American, which I think (inaudible) but how much do you ship overseas in that business?

Larry Kingsley:	Yes. We can break down the domestic versus the international content in rough form, but the order rates that we have seen from the business, the sub-segment – again, that’s one-third of the segment that’s fire suppression for that piece in total for Q1 and Q2 are pretty close to what we anticipated and talked about in the last call. There wasn’t any radical surprises there. There’s a lot of discussion in the U.S. portion of that segment of a trend up toward the second half of the year so the truck builders, in particular, are thinking that they are going to see a more solid order book in the summer through the back half of the year. We have really not factored all that in to what we have rolled into the guidance here so if you look at it all up, we’re still taking a relatively conservative view of municipal spend for fire suppression for the U.S. for the back half of the year. And then, Dom, you want to break down the ...

Dom Romeo:	Yes, it wiggles a bit, but it’s in the 30 to 35 percent range international for fire suppression.

(John Franzreb):	OK, thanks, Dom.

Malei:	Now why would the truck builders be assuming a rebound in the second half Larry?

Larry Kingsley:	If you remember, what took place here is that there was a pre-build through the course of 2007 as a function of the EPA diesel emissions changes that took place.

Male:	Yes.

Larry Kingsley:	And so there was a bit of a hangover in the back half of last year after a fairly strong start to 2007. And so on a comp basis you know the overall unit volume of trucks built sequentially is not ramping all that fast. It’s an easier unit volume comp from the industry in the U.S.

On top of that though, there is still a fairly strong indication that where municipal spend is going to get allocated for trucks for the back half of the year, they are not going to see any degradation there. So again, if you look at the components of what the back half of the year for fire suppression entails, you know the international piece we don’t see any significant change, it should stay decent. The U.S. portion, we don’t anticipate that there is going to be any form of degradation.

And if you look at just sequential performance it ought to stay fairly consistent with where we have been. The other thing is that you know as we have talked historically about on an IDEX specific basis, as we get content per truck, i.e., modules versus components that helps out as well. And we continue to see a lot of the truck builders working together with us to design new specific modules for their truck applications. And we think that in total represents a pretty decent you know outlook for the back half of the year.

Male:	Great. And one last question. You touched on pricing a couple times. But has there been any part of any of your businesses that (pushing through) pricing has been significantly more difficult?

Larry Kingsley:	They are always. And you know if you look at the number of customers we have across the various niched businesses, there is always going to be customer situations where you know we’re working on a competitive environment. And you know we are very price competitive. However, where we demonstrate value and do so continually you know that tends to generate a positive price equation.

So if you look at it by segment, I would say the answer is no. Even when you get down to you know logical (end)-markets of you know light customers, there’s still you know not a real correlation there as it relates to price in this environment versus price in a you know super high growth environment.

Male:	OK. Thank you very much.

Larry Kingsley:	You’re welcome.

Operator:	Your next question comes from Mike Schneider.

Mike Schneider:	Dom, I was wondering if we could just get a dollar amount that is being (laughed) as it relates to HST in the pneumatics division relating to the products that have been pruned, or programs that have been pruned? I am trying to calculate indeed what the just the mechanical boost is to the organic growth rate. If you have the .

Dom Romeo:	Yes, well I would call your attention to our original guidance for the year. We called out 400 basis points in the segment. So that is the map on the growth rate.

Mike Schneider:	OK.

Dom Romeo:	So (defines it) a little bit by quarter. But if you look at our organic growth rate, any given quarter there is that type of an impact in the quarter. And the other thing I will say that you know we’re reporting Isotech as acquisition growth.

But that’s being very much integrated with our integrated systems approach here. So you’ll get a pretty pure view of the accounting. But fundamentally Isotech is all part of that core growth rate as well.

And obviously we book keep it as an acquisition. But we’re seeing some nice pull through on our existing products. So plus or minus Mike, it’s you know 400 basis points a quarter of impact than your organic growth rate that we’ve described.

Mike Schneider:	OK. And then in the (FST) division, just margins during the quarter were huge because of the (mix), presumably lower fire suppression and higher everything else. Should we expect – is there anything unsustainable in this margin assuming that fire suppression does remain weak in 2Q, and presumably at least into 3Q?

Larry Kingsley:	I think Mike said the one thing that we feel very good about as it relates to margins in the segment, particularly as you have you know witnessed what we have done to manage through the (stainless) spikes, (stainless) has come back down. But it you look at the primary area of commodity concern in the segment, it is (stainless). And out team just did a fabulous job. Absolutely fabulous job of working through that over the last six months.

And so now you know we’re still anticipating volatility for sure in many of the metals – you know for the remainder of the year. But we think that you know there is certainly not going to be an adverse material impact as it relates to (FST). So otherwise no, I think the answer to your question is we feel good about margin capability.

Mike Schneider:	Within the (ban clamping) business, when steel was – or (stainless) was raging, really in the back half of last year, was that pricing put through as a surcharge, or just the list price increase?

Larry Kingsley:	There is a combination of price actions that apply depending on the channel, and/or customer situation. And as you know, in most cases, not just specific to that business, but in total, we tend to sustain price. So less surcharge, more price.

Mike Schneider:	OK. And then just another margin specific question. In dispensing, the margins (that are) hugely volatile and I am trying to understand the interplay. If you have got more project related business going out domestically in 2Q and for the balance of the year, should we see the – or the return to this upper 20s range in margins, or does that type of mix actually depress the margins?

Larry Kingsley:	Mike, we won’t give you an actual percent. But you know when you look at dispensing in total, historically our margins U.S. versus Europe and foreign are pretty consistently equal in terms of the rate. What you really see with dispensing, if you look even sequentially or year-on-year it is really about volume. And the (lever) point that you know call it the $50 million kind of revenue rate. Once you see the leverage on that additional volume above that it levers at a significant year-on-year.

So I won’t call it high 20s, but clearly you’ll see a higher margin rate than what you would see in Q1 based solely on volume. Mix tends to play a lesser part of the equation within dispensing.

Mike Schneider:	OK. Great. Thanks again.

Larry Kingsley:	Thank you Mike.

Operator:	Your next question comes from (AJ Kerjewal).

(AJ Kejriwal:	Good morning, gentlemen.

Larry Kingsley:	Hi, (AJ).

(AJ Kejriwal):	Just following up on that margin question on diversified. I know you mentioned (Stanley) steel spike. So wondering if you could you know help us understand if there were some benefit from lower price steel inventories. Because of LIBOR counting was that something that helped margins in the quarter?

Dom Romeo:	No (AJ), that wouldn’t be the case. The primary help as Larry mentioned besides the volume is the mix of both (vestitools) and (bandit) within the quarter.

(AJ Kejriwal):	So the takeaway is that a margin improvement is sustainable. Meaning (year-on-year) improvement because margins were record highs in the segment if you look across you know several years. So – and sounds like it’s not material related, so it’s probably sustainable.

Dom Romeo:	Yes, relative to our guidance. We didn’t – we’re not going to provide second quarter rates. And the full year we didn’t as well. I think the thing to remember within the segment is it is a third, a third, a third in terms of the revenue splits. And obviously in the second half the (comps) get easier for fire. So when you – this is more of a modeling discussion. But when you play out your (assumptions) within the segment for mix, you could have a bit of a wiggle when you look at the suppression side of the equation.

But we didn’t provide those numbers, so it is kind of all baked into our thinking around the EPS totals that we provided, (AJ).

(AJ Kejriwal):	Sure. Maybe just a question on segment organic – back in (Feb) of the fourth quarter call, you had said prior segment should be roughly flattish. Organic ended up four percent. And it sounds like (bandit) and rescue tools did a little better than what you were thinking. So was fire suppression a lot worse in (Feb and March)?

Larry Kingsley:	I wouldn’t say a lot. In my prepared remarks, I think we did say that both rescue tools and (bandit) had a good (corners). I wouldn’t say they were way in excess of our expectation. But fire was a bit below what we expected in our original guidance going into the quarter. But not – you know these are relatively small dollars on a dollar basis relative to the percentages.

(AJ Kejriwall):	Great. Thank you.

Operator:	Again, if you would like to ask a question, please press star then the number one on your telephone keypad. Your next question comes from (Charlie Brady).

(Charly Brady):	Thanks. Morning guys.

Larry Kingsley:	Hi Charlie.

(Charly Brady):	Just on a sort of broader picture with IDEX strategically. You know historically you’ve been a relatively short cycle business. And I am just wondering, now that we have layered in (slightly) more acquisitions over the past you know couple years, could you sort of walk us through where you see kind of visibility among the four major segments and maybe even in some of the sub-segments? Has that stretched out? It sounds as though it has.

Larry Kingsley:	Yes definitely (Charlie). I think if you go back – look at the last five years of our acquisitions, which have principally been fluid metering, and (nature) as well as the health and science segment acquisitions. And you look at, as I think I mentioned in the prepared remarks, fluid metering now has three quarters of its revenue in those segments which you (either) want to call longer cycle or later cycle segments which are we think sustainable through you know, the economic current issues. And that’s water, it’s energy, it’s (pharma), it’s Ag.

So we believe that fluid metering versus where it was just five years ago is repositioned much larger segment, and very good (stead) frankly, to continue to grow. So that you know is – (is net) that all by itself a great story. Health and science is really not a traditional cyclical kind of business. And I don’t think you would call it a short cycle business.

The equipment applications that we’re on, we think continue to respond to all of the demographic issues that we’re all familiar with. And so for analytic instrumentation, which is doing well globally, in vitro diagnostics applications, the equipment that we’re on, we see continued nice development opportunities as a function of the market. But again also, because we think we can bring more to bear in the equipment.

And for a lot of the biotech applications, serving (pharma) both small and large. We think those dynamics play out well. If you look at the total company, the portions of the portfolio that are shorter cycle you know are certainly the fire suppression piece that we just talked about, and to a lesser degree rescue tools. And we think you know rescue tools has some nice fundamental growth drivers as a function of going after all those global markets that we have just begun to scratch the surface on.

And then dispensing. You know you probably correlate with more shorter cycle activity. But again here, we think replenishment offsets you know what are the demand patterns. So you know it is tough to I think cleanly characterize us as a short cycle business. At the same time, the acquisition content over the last five years has certainly positioned us into a longer cycle format.

(Charlie Brady):	OK with respect to ADS, you have had it for almost four months now. Any surprises either good or bad?

Larry Kingsley:	It’s a great business. It’s a great business. We love the model. And it’s a really good question actually. If you think about what a lot of the folks are talking about with respect to water right now, because water still gets a pretty big (moniker), you know some folks are talking about disappointments in water because municipal spending is not making its way to the project activity.

The beauty of ADS and what we want to do in this space is that it is mainly rate driven. And so it is around making sure that you know, bad water doesn’t creep into good water at the end of the day. What we’re doing is the flow monitoring, and the associated infrastructure analysis that then generates the repair or the new infrastructure. And that portion of what we see within the total water space, we think bodes for great growth opportunities.

We’re very pleased with the backlog in the business. We’re very pleased with the order activity that we have got right now. Looking forward. So you know as I said, both organically and now also (acquisitively) we want to build on this business, and do so in a global fashion.

(Charlie Brady):	OK thanks very much.

Larry Kingsley:	You are welcome.

Operator:	And your next question comes from ...

Amit Daryanani:	Thanks. Hey just looking at inventory, it was up about 18 percent, (ARs) are up 22 percent. Could you just (split) up and tell me how much of that is organic versus (FX) and acquisition driven?

Larry Kingsley:	I don’t have the splits right in front of me but did you look – ADS and (FX) drove a lion’s share of both. And the rest of it pretty much followed our – on the receivable side our revenue growth. On inventories, we increased a bit more organically than you might have thought versus our first quarter of growth, and that is primarily due to our view of the second quarter, primarily in FMT. So a bit of an inventory increase even when you look at it organically.

But ADS, just to give you that kind of – the number was about 28 million of receivables, and again, a project business that brought a lot of receivables in terms of the projects with it. So (FX) was another piece of that as well.

Amit Daryanani:	That’s helpful. And then just to (give) the HST segment up, last quarter you guys spoke about two – I think ((inaudible)) programs that were getting pushed out from Q2 to the back half of 2008. Are those still on track to (ramp) in the back half of 2008? Could you just update us on that?

Larry Kingsley:	I would say no significant comments there. We’re still assuming you know and we guided with all things considered. You know we anticipate that in any situation where you have got an OEM business you are going to have some pushes and some pulls. But at this point we’re – you know we’re assuming consistent with what we talked about previously.

Amit Daryanani:	All right. And then just – the dispensing side. You know I have always got some program push outs which led to a six percent down organic number. Next quarter you are looking at high single digit growth. How much of that is (because of those) push outs in Q1 to Q2, versus just you know new sales and orders in Q2 per se?

Larry Kingsley:	Well it’s all part of the same formula. It’s – it is orders that are timed that pushed from Q1 to Q2 that represent a portion of that growth and in dispensing, when you look at it sequentially. You know you are always going to see that kind of behavior. So you know the reason that we feel very confident in the quarter about talking through what you know what the organic expectation is because obviously, when you have you know, visibility around things that were you know committed as the first half of the year activities to us.

Amit Daryanani:	So I guess if – maybe looking at you know kind of first half of 2008 versus first half of 2007 dispensing as flattish, would that be reasonable? And then you expect a big (expiration) or (in-expiration) at least in the back half of 2008?

Larry Kingsley:	Let’s see. You know I think that is a fair summary on the first half back half in total. Again, as my comments outlined earlier, you know in dispensing in the current environment, we work for every single project opportunity. But we see a strong Q2. Our visibility into Q3 bodes for what we think is a good solid quarter. And you know we’re working to make sure that the whole year in total works out, works out quite well.

Amit Daryanani:	All right. And then just you know finally looking at this quarter – you know you guys beat the midpoint of your guidance about two-and-a-half cents or so. The (annualized net) that is almost a dime there. What refrains you from increasing your EPS range at this point, and moving to the (high net lease)?

Larry Kingsley:	We see frankly an opportunity to continue to improve with where we had guided at the beginning of the year. But given you know the volatile market we’re living in, and what we see in total for our top line expectations, we think the EPS range is a solid flow-through assumption set based on you know what we have (bottom) built in our forecast.

So we think that you know, as we said, Q2 will be you know as guided. We expect to frankly to do quite well on an organic basis. In the back half of the year we’re working to make sure that we deliver at least what we have talked about in our beginning of the year annual guidance. The acquisition contribution is obviously not factored into any of that.

Amit Daryanani:	Perfect, thanks a lot.

Larry Kingsley:	You are very welcome.

Operator:	At this time there are not further questions. So you have any closing remarks?

Larry Kingsley:	Well let me just simply say that we are very pleased with our start to the year. Given the current environment, we have done a nice job delivering. Strong P&L performance, and we anticipate as we talk through – and all of the questions that we’ll see solid organic growth in Q2, and as we head into the back half of the year.

I would like to thank everybody for joining, and we look forward to the call in three months.

Operator:	Thank you. This concludes the conference call. You may now disconnect.
END